The Rubicon Project, Inc. S-4

Exhibit 99.5

CONSENT OF RACHEL LAM

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of The Rubicon Project, Inc. (“Rubicon Project”), and any amendments thereto, as a person who is about to become a director on Rubicon Project’s Board of Directors following the completion of the merger (as defined in the Registration Statement) and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Rachel Lam
Name:	Rachel Lam
Date:	January 30, 2020